Exhibit 7.6

EXECUTION VERSION

Transaction Agreement

dated as of August 5, 2022

by and among

Global Clean Energy Holdings, Inc.,

ExxonMobil Oil Corporation,

and

ExxonMobil Renewables LLC

Table of Contents

Page

Article I
DEFINITIONS

Section 1.1.	Defined Terms	1

Article II
ACTIONS AND DELIVERABLES AT CLOSING

Section 2.1.	The Closing	3
Section 2.2.	Actions and Deliverables	3

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.1.	Capacity and Authority	3
Section 3.2.	Corporate Authorization; Enforceability	4
Section 3.3.	No Violations	4

Article IV
REPRESENTATIONS OF EMOC AND EM RENEWABLES

Section 4.1.	Capacity and Authority	4
Section 4.2.	Corporate Authorization; Enforceability	5
Section 4.3.	No Violations	5
Section 4.4	Purchase for Own Account; Restricted Securities	5

Article V
OTHER AGREEMENTS

Section 5.1.	Board Observer Rights	6
Section 5.2.	Anti-Dilution	6

Article VI
MISCELLANEOUS

- i -

Section 6.9.	Integration	8
Section 6.10.	Specific Performance	8
Section 6.11.	Notice	8

Exhibit A – Amendment No. 9 to the Credit Agreement

Exhibit B – Amendment No. 3 to the Product Off-Take Agreement

Exhibit C – Amendment No. 2 to the Term Purchase Agreement

Exhibit D – Omnibus Warrant Amendment

Exhibit E – New EM Renewables Warrant Agreement

Exhibit F – Registration Rights Agreement

Exhibit G – New Lenders Warrant Agreement

- ii -

TRANSACTION AGREEMENT

This Transaction Agreement (this “Agreement”), dated as of August 5, 2022 (the “Effective Date”), is by and among Global Clean Energy Holdings, Inc., a Delaware corporation (the “Company”), ExxonMobil Oil Corporation, a New York corporation (“EMOC”) and ExxonMobil Renewables LLC, a Delaware limited liability company (“EM Renewables”). The above-named entities are sometimes referred to in this Agreement individually as a “Party” and, collectively, as the “Parties.” Each of EMOC and EM Renewables is referred to as an “EM Party”.

RECITALS

WHEREAS, the Company and its subsidiaries are, as applicable, entering into certain amendments to its senior credit arrangements with certain institutional lenders on the terms set forth in Amendment No. 9 to the Credit Agreement, dated August 5, 2022, by and among BKRF OCB, LLC, a Delaware limited liability company, BKRF OCP, LLC, a Delaware limited liability company, Bakersfield Renewable Fuels, LLC, a Delaware limited liability company, and Orion Energy Partners TP Agent, LLC, as the administrative agent and collateral agent for the senior lenders referred to therein (“Amendment No. 9 to the Credit Agreement”, which is attached hereto as Exhibit A); and

WHEREAS, (a) EMOC is entering into (i) Amendment No. 3 to the Product Off-Take Agreement in the form of Exhibit B attached hereto and (ii) Amendment No. 2 to the Term Purchase Agreement in the form of Exhibit C attached hereto, and (b) in connection therewith the Company is agreeing to (i) amend the Warrant Agreements pursuant to an omnibus warrant amendment in the form of Exhibit D attached hereto (“Omnibus Warrant Amendment”), (ii) issue to EM Renewables additional warrants pursuant to the warrant agreement as set forth in Section 2.2(d) below and the form of warrant agreement attached as Exhibit E hereto, (iii) EM Renewables having the right to designate a Board Observer as set forth in Section 5.1 below, and (iv) enter into the Registration Rights Agreement with the EM Parties in the form of Exhibit F attached hereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the Parties agree as follows:

Article I
DEFINITIONS

Section 1.1. Defined Terms.

Capitalized terms used herein have the respective meanings ascribed to such terms below:

“Affiliate” of any particular Person means any other person or entity controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of fifty percent (50%) or more of the voting securities, contract or otherwise.

“Agreement” is defined in the Preamble.

“Amendment No. 2 to the Term Purchase Agreement” means the agreement the form of which is in in Exhibit C.

“Amendment No. 3 to the Product Off-Take Agreement” means the agreement the form of which is in Exhibit B.

“Board” means the Board of Directors of the Company.

“Closing” is defined in Section 2.1.

“Contract” means any binding written or oral contract or agreement.

“Effective Date” is defined in the Preamble.

“EM Party” is defined in the Preamble.

“GCEH Warrant Agreement” means that certain warrant represented by Warrant Certificate No. GCEH-001 by and between the Company and EM Renewables, dated as of February 23, 2022.

“GCEH Tranche II Warrant Agreement” means that certain warrant represented by Warrant Certificate No. GCEH II-001 by and between the Company and EM Renewables, dated as of February 23, 2022.

“Governmental Authority” means any foreign, federal, state, provincial or local governmental or regulatory commission, board, bureau, agency, court, or regulatory or administrative body.

“Law” means any federal, state, local, municipal, foreign, order, constitution, law ordinance, rule, regulation, statute or treaty.

“New EM Renewables Warrant Agreement” means the agreement the form of which is in Exhibit E.

“Party” and “Parties” are defined in the Preamble.

“Person” means an individual, partnership, corporation, limited liability company business trust, joint stock corporation, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

“Registration Rights Agreement” means the agreement the form of which is in Exhibit F.

“Securities Act” means the Securities Act of 1933, as amended.

“Series C Preferred Stock” means shares of the Company’s preferred stock, par value $0.001 per share, designated as “Series C Preferred Stock”.

“SusOils Warrant Agreement” means that certain warrant represented by Warrant Certificate No. SUSO-001 by and between Sustainable Oils, Inc., a Delaware corporation and wholly-owned subsidiary of the Company, and EM Renewables, dated as of February 23, 2022.

“Transaction Documents” means this Agreement, the Omnibus Warrant Amendment, the New EM Renewables Warrant Agreement, the Registration Rights Agreement, the Amendment No. 3 to the Product Off-Take Agreement, and the Amendment No. 2 to the Term Purchase Agreement.

“Warrant Agreements” means, collectively, the GCEH Warrant Agreement, GCEH Tranche II Warrant Agreement and SusOils Warrant Agreement.

Article II
ACTIONS AND DELIVERABLES AT CLOSING

Section 2.1. The Closing. The closing of the transaction completed hereby (the “Closing”) shall take place simultaneously and remotely by electronic exchange of executed documents, on the Effective Date.

Section 2.2. Actions and Deliverables. At the Closing, the following shall occur:

(a)       (i) Amendment No. 9 to the Credit Agreement shall be entered into by the parties thereto and (ii) the Company will issue to the lenders thereunder the warrants to purchase 7,451,282 shares of the Company’s common stock pursuant to the warrant agreement in the form of Exhibit G hereto.

(b)       The Company and EMOC shall enter into Amendment No. 3 to the Product Off-Take Agreement and Amendment No. 2 to the Term Purchase Agreement.

(c)       The Company and EM Renewables will enter into the Omnibus Warrant Amendment.

(d)       The Company will issue to EM Renewables the warrants to purchase 2,489,643 shares of the Company’s common stock pursuant to the New EM Renewables Warrant Agreement in the form of Exhibit E hereto.

(e)       The Company and EM Renewables shall enter into the Registration Rights Agreement.

Article III
REPRESENTATIONS AND WARRANTIES OF THE cOMPANY

The Company hereby represents and warrants to EMOC and EM Renewables as follows:

Section 3.1. Capacity and Authority. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority required to carry on its businesses as now conducted. Where applicable, it is duly qualified to do business as a foreign corporation or other entity and is in good standing in each jurisdiction where the nature of its business, activities or properties makes such qualification necessary to carry on its business as now conducted, except where the failure to be so qualified or in good standing would not reasonably be expected to prevent, hinder or materially delay performance by it of any of its obligations under this Agreement.

Section 3.2. Corporate Authorization; Enforceability. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents are within the Company’s corporate or other organizational powers and have been duly and validly authorized and approved by all necessary corporate or other organizational action by it, and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by it of this Agreement and the other Transaction Documents to which it is a party. This Agreement and each of the other Transaction Documents to which it is a party constitutes the legal, valid and binding agreement or obligation of the Company, enforceable against it in accordance with its terms (i) except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers and (ii) subject to the limitations imposed by general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

Section 3.3. No Violations. The execution and delivery of this Agreement by the Company and the other Transaction Documents to which it is a party does not, and the consummation by the Company of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party, and performance by the Company of its obligations thereunder will not (a) result in the violation of any provision of the organizational documents of the Company, (b) result in the violation of any Law, permit, authorization, registration, filing or qualification of or with, or require any consent or approval of, or notice to or filing with, any court or Governmental Authority applicable to, binding upon or enforceable against the Company or its properties or assets or (c) result in any breach of, or constitute a default (or an event that would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of acceleration or termination, or require any notice, consent or waiver under, any Contract to which such Company is a party or bound (other than notices, consents or waivers that have been given or obtained on or prior to the Effective Date), except in the case of clauses (b) and (c) as would not, individually or in the aggregate, materially impair, condition or delay the ability of the Company to consummate the transactions contemplated by this Agreement or the Transaction Documents or to perform its obligations thereunder.

Article IV
REPRESENTATIONS OF EMOC AND EM RENEWABLES

EMOC and EM Renewables, jointly and severally, hereby represent and warrant to the Company as follows:

Section 4.1. Capacity and Authority. Each EM Party is a legal entity duly incorporated, validly existing and in good standing under the laws of the state or jurisdiction of their incorporation or formation and has all corporate power and authority required to carry on its businesses as now conducted. Where applicable, each is duly qualified to do business as a foreign corporation or other entity and is in good standing in each jurisdiction where the nature of its business, activities or properties makes such qualification necessary to carry on its business as now conducted, except where the failure to be so qualified or in good standing would not reasonably be expected to prevent, hinder or materially delay performance by it of any of its obligations under this Agreement or any Transaction Document to which it is a party.

Section 4.2. Corporate Authorization; Enforceability. The execution, delivery and performance by each EM Party of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents are within its corporate or other organizational powers and have been duly and validly authorized and approved by all necessary corporate or other organizational action by each, and no other corporate action on the part of either EM Party is necessary to authorize the execution, delivery and performance by each of this Agreement and the other Transaction Documents to which it is a party. This Agreement constitutes and each of the other Transaction Documents to which an EM Party is a party constitutes or shall constitute when executed and delivered by it a legal, valid and binding agreement of it, enforceable against it in accordance with its terms (i) except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers and (ii) subject to the limitations imposed by general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

Section 4.3. No Violations. The execution and delivery of this Agreement and the other Transaction Documents by each EM Party does not, and the consummation by each EM Party of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party will not (a) result in the violation of any provision of the organizational documents of either EM Party, (b) result in the violation of any Law, permit, authorization, registration, filing or qualification of or with, or require any consent or approval of, or notice to or filing with, any court or Governmental Authority applicable to, binding upon or enforceable against either EM Party or its properties or assets or (c) result in any breach of, or constitute a default (or an event that would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of acceleration or termination, or require any notice, consent or waiver under, any Contract to which either EM Party is a party or bound, except in the case of clauses (b) and (c) as would not, individually or in the aggregate, materially impair, condition or delay the ability of either EM Party to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party or perform its obligations thereunder.

Section 4.4. Purchase for Own Account; Restricted Securities. The warrants to be acquired by EM Renewables pursuant to this Agreement will be acquired for investment purposes for EM Renewable’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that EM Renewables has no present intention of selling, granting any participation in, or otherwise distributing the same. EM Renewables understands that such warrants have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act. EM Renewables understands that such warrants are “restricted securities” within the meaning of applicable U.S. federal and state securities Laws that, pursuant to these Laws, EM Renewables must hold such warrants indefinitely until they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available.

Article V
Other agreements

Section 5.1. Board Observer Rights. For so long as any EM Party (or any Affiliate thereof) has the right to appoint a member to the Board pursuant to the Certificate of Designations of the Series C Preferred Stock, EM Renewables shall be entitled, in addition to its rights under the Certificate of Designations, to designate one board observer (the “Board Observer”) to the Company’s Board that is reasonably acceptable to the Company. EM Renewables shall be entitled to change the Board Observer with another designee of its choice at any time upon prior written notice to the Company. The Board Observer shall be entitled to attend and participate in meetings of the Board, and, in this respect, shall be given copies of all notices, minutes, consents, and other materials that the Company provides to its directors at the same time and in the same manner as provided to such directors, but the Board Observer shall not be entitled to vote on any matter and shall not be considered for purposes of establishing the presence of a quorum; provided that the Company may exclude the Board Observer from access to any material, notices, minutes or consents or meeting or portion thereof if the Board determines in good faith that such exclusion is reasonably necessary to preserve the attorney-client privilege, to prevent disclosure of any trade secret, or in circumstances in which a director designated by an EM Party has been recused from a Board meeting. Any Board Observer designated pursuant to this Section 5.1 shall enter into a confidentiality agreement on terms reasonably acceptable to the Company. For the avoidance of doubt, nothing in this Section 5.1 shall prohibit the Board or any committee of the Board from taking any action proposed to be taken at any meeting of the Board or committee or by written consent in lieu of a formal meeting.

Section 5.2. Anti-Dilution. EM Renewables confirms that the issuance of warrants to it as contemplated in Section 2.2(d) hereof satisfies the anti-dilution right which was granted to EM Renewables in connection with the transactions contemplated by that certain Securities Purchase Agreement, dated February 23, 2022 between the Company, EM Renewables, and the other investors party thereto for purposes of the issuance of warrants to the lenders as contemplated in Section 2.2(a) hereof.

Article VI
MISCELLANEOUS

Section 6.1. Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements in this Agreement and any certificate delivered pursuant hereto by any Party shall survive through the date that is sixty (60) days following the expiration of the applicable statute of limitations (including any waiver or extension thereof).

Section 6.2. Headings; References; Interpretation. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and

“hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including all Schedules and Exhibits attached hereto, and not to any particular provision of this Agreement. All references herein to Articles, Sections, Schedules and Exhibits shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement and the Schedules and Exhibits attached hereto, and all such Schedules and Exhibits attached hereto are hereby incorporated herein and made a part hereof for all purposes. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. References to any “statute” or “regulation” are to the statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any “section” of any statute or regulation include any successor to the section.

Section 6.3. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 6.4. No Third-Party Rights. The provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies, and no person is or is intended to be a third-party beneficiary of any of the provisions of this Agreement.

Section 6.5. Counterparts. This Agreement may be executed in any number of counterparts (including facsimile or .pdf copies) with the same effect as if all Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

Section 6.6. Applicable Law; Forum, Venue and Jurisdiction.

(a)       Delaware Law (without regard to any jurisdiction’s conflict-of-laws principles) exclusively governs all matters based upon, arising out of or relating in any way to this Agreement and the Transaction Documents, including all disputes, claims or causes of action arising out of or relating to this Agreement or any of the Transaction Documents as well as the interpretation, construction, performance and enforcement of this Agreement or any of the Transaction Documents.

(b)       The Parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby. Each party to this Agreement hereby irrevocably waives any defense in any such action, suit or proceeding that it is not personally subject to the jurisdiction of the above named courts and to the fullest extent permitted by applicable Law, that the action, suit or proceeding in any such court is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.

(c)       EACH OF THE PARTIES HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT KNOWINGLY, VOLUNTARILY, INTENTIONALLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

Section 6.7. Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the Laws of any political body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid and an equitable adjustment shall be made and necessary provision added so as to give effect to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.

Section 6.8. Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties. Each such instrument shall be reduced to writing and shall be designated on its face as an amendment to this Agreement.

Section 6.9. Integration. This Agreement, together with the Exhibits referenced herein, and the other Transaction Documents constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersede all prior agreements and understandings of the Parties in connection therewith.

Section 6.10. Specific Performance. The Parties agree that money damages will not be a sufficient remedy for any breach of this Agreement and that in addition to any other remedy available at law or equity, the Parties shall be entitled to specific performance (if approved by the applicable court) and injunctive or other equitable relief as a remedy for any Party’s breach of this Agreement. The Parties agree that no bond shall be required for any injunctive relief in connection with a breach of this Agreement.

Section 6.11. Notice. All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by e-mail to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by e-mail shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 6.11.

If to Company:

Global Clean Energy Holdings, Inc.

2790 Skypark Drive, Suite 105

Torrance, CA 90505

Attention: Richard Palmer

Fax: (310) 929-1139

Email: rpalmer@gceholdings.com

with a copy (which shall not constitute notice) to:

King & Spalding LLP

Attention: Stuart Zisman

1100 Louisiana

Suite 4100

Houston, TX 77002

Email: szisman@kslaw.com

If to EMOC or EM Renewables:

ExxonMobil Renewables LLC

EMHC E3.2B.475

22777 Springwoods Village Parkway

Spring, Texas 77389

Attention: Christopher H. Foot

Email: christopher.h.foot@exxonmobil.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention: Louis Goldberg

Email: louis.goldberg@davispolk.com

or to such other address or to such other person as either Party will have last designated by notice to the other Party.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the Parties to this Agreement have executed or caused it to be duly executed effective as of the Effective Date.

GLOBAL CLEAN ENERGY HOLDINGS, INC.

By:
Name:
Title:

Signature Page to Transaction Agreement

EXXONMOBIL OIL CORPORATION

By:
	Name:	Gloria Moncada
	Title:	Attorney-in-Fact

Signature Page to Transaction Agreement

EXXONMOBIL RENEWABLES LLC

By:
	Name:	Christopher H. Foot
	Title:	Vice President

Signature Page to Transaction Agreement